Exhibit (1.1)

(TRANSLATION)

ARTICLES OF INCORPORATION OF KOMATSU LTD.

(Amended as of August 1, 2006)

CHAPTER I.     GENERAL PROVISIONS

Article 1. Corporate Name

The name of the Company shall be Kabushiki Kaisha Komatsu Seisakusho.

In English, the Company shall be called KOMATSU LTD.

Article 2. Objectives and Purposes

The objectives and purposes of the Company shall be to engage in the following businesses:

(1)	Manufacture, repair, sale and purchase of construction machinery, agricultural machinery, industrial machinery, automobiles, internal combustion engines and various types of other machinery and equipment and parts thereof.

(2)	Manufacture, sale and purchase of various iron and steel goods.

(3)	Smelting, processing, sale and purchase of various types of iron and steel, pig-iron, ferroalloys and other special metals.

(4)	Manufacture, sale and purchase of various types of electric materials and equipment.

(5)	Manufacture, sale and purchase of various synthetic resin products.

(6)	Manufacture, repair, sale and purchase of various armaments and parts thereof.

(7)	Mining industry, and sale and purchase of minerals.

(8)	Designing, executing, supervising and contracting various types of civil engineering and construction work for plants, dwelling house, and other structures.

(9)	Sale and purchase of lumber, processed lumber products and various types of civil engineering and construction materials, machinery and equipment.

(10)	Sale, purchase and lease of real property.

(11)	Manufacture, sale and repair of industrial waste and general waste treatment devices.

(12)	Collection, transportation, treatment and recycling of industrial waste and general waste, sale of such recycled products, and consulting on these matters.

(13)	Development, creation, sales and consulting on computer software and computer systems.

(14)	Electronic commerce using networks such as the internet.

(15)	Information processing and information providing service.

(16)	Financing services

(17)	All business incidental to each and every one of the preceding items.

(18)	Investing in other companies or promoting the organization of other companies.

Article 3. Location of Head Office

The Company shall have its head office in Minato-ku, Tokyo.

Article 4. Corporate Organizations

The Company shall have the following organizations other than the General Meeting of Shareholders and Directors:

(1)	Board of Directors;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors: and

(4)	Accounting Auditors.

Article 5. Method of Public Notice

The method of public notices by the Company shall be electronic public notice, provided, however, that if, the use of the electronic public notice becomes impossible, due to an accident or any other unavoidable reason, the public notices of the Company shall be made by publication in The Nihon Keizai Shimbun published in Tokyo.

CHAPTER II.     SHARES

Article 6. Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be three billion nine hundred fifty five million (3,955,000,000) shares.

Article 7. Issuance of Share Certificates

The Company shall issue share certificates representing its shares.

Article 8. Acquisition by the Company of Its Own Shares

Pursuant to the provisions of Article 165, Paragraph 2 of the Corporation Act, the Company may acquire its own shares through transactions in the market, etc., by a resolution of the Board of Directors.

Article 9. Number of Shares Constituting One Unit (Tangen) of Shares and Non-Issuance of the Share Certificates for Shares Constituting Less Than One Unit (Tangen)

1.	The number of shares constituting one (1) unit (Tangen) of shares of the Company shall be one hundred (100).

2.	Notwithstanding Article 7, the Company shall not issue share certificates representing its shares constituting less than one (1) unit (Tangen) of shares, unless otherwise provided for in the Share Handling Regulations of the Company.

Article 10. Rights to Shares Constituting Less Than One Unit (Tangen) of Shares

Shareholders (which shall hereinafter include Beneficial Owners) of the Company are not entitled to exercise their rights pertaining to shares constituting less than one (1) unit (Tangen) of shares held by them, except for the following rights:

(1)	The rights provided for in each item of Article 189, Paragraph 2 of the Corporation Act;

(2)	The right to make a request provided for in the provisions of Article 166, Paragraph 1 of the Corporation Act;

(3)	The right to receive the allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held by each shareholder; and

(4)	The right to make a request provided for in the immediately following Article.

Article 11. Purchase of Shares to Increase the Number of Shares of Shareholders Holding Shares not Constituting One Unit (Tangen) of Shares

A shareholder of the Company may, in accordance with the Share Handling Regulations of the Company, request the Company to sell such number of shares as will, when aggregated with the shares constituting less than one (1) unit (Tangen) of shares held by him/her, constitute one (1) unit of shares.

Article 12. Transfer Agent

1.	The Company shall have a Transfer Agent.

2.	The Transfer Agent and the location of its business shall be designated by a resolution of the Board of Directors, and public notice thereof shall be given.

3.	The administration of the Shareholders Register (including the Register of Beneficial Owners; hereinafter the same), the Register of Stock Acquisition Rights and the Register of Lost Share Certificates of the Company, and other matters relating to the Shareholders Register, the Register of Stock Acquisition Rights and the Register of Lost Share Certificate, shall be entrusted with the Transfer Agent, and shall not be handled by the Company.

Article 13. Share Handling Regulations

The handling of shares of the Company and the fees thereof shall be governed by the “Share Handling Regulations” of the Company established by a resolution of the Board of Directors, as well as laws and regulations, and the Articles of Incorporation.

CHAPTER III.     GENERAL MEETINGS OF SHAREHOLDERS

Article 14. Convocation of General Meeting of Shareholders

An Ordinary General Meeting of Shareholders of the Company shall be convened in June each year. An Extraordinary General Meeting of Shareholders may be convened whenever necessary.

Article 15. Record Date of Ordinary General Meeting of Shareholders

The record date of the voting rights at the Ordinary General Meeting of Shareholders of the Company shall be March 31 of each year.

Article 16. Person to Convene General Meeting of Shareholders and Person to Preside the Board as Chairman

1.	A General Meeting of Shareholders shall be convened by the President, and the President shall act as the chairman thereof.

2.	In the absence or disability of the President, one of the other Directors in the order previously determined by the Board of Directors may convene the General Meeting of Shareholders and act as the chairman thereof.

Article 17. Internet Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders, etc.

The Company may, by disclosing the information related to the matters to be described or indicated in (1) the reference documents for the General Meeting of Shareholders, (2) the business report, (3) the financial statements and (4) the consolidated financial statements, through the Internet in accordance with the provisions of the Ministerial Ordinance of the Ministry of Justice, in connection with the convocation of the General Meeting of Shareholders, deem that it has provided the same to the shareholders.

Article 18. Exercise of Voting Rights by Proxy

1.	A shareholder of the Company may exercise his/her voting rights at a General Meeting of Shareholders by one (1) proxy who shall be another shareholder of the Company eligible for exercising such voting rights of the Company.

2.	In the case of the preceding paragraph, a shareholder or proxy shall submit to the Company a document certifying the proxy’s power of representation at each General Meeting of Shareholders.

Article 19. Method of Resolutions of General Meetings of Shareholders

1.	Unless otherwise provided for in laws and regulations or these Articles of Incorporation, resolutions of a General Meeting of Shareholders shall be adopted by a majority of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting.

2.	Resolutions made pursuant to Article 309, Paragraph 2 of the Corporation Act shall be adopted by two-thirds (2/3) or more of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting, at which meeting the shareholders holding one-third (1/3) or more of the voting rights of all shareholders eligible to exercise the voting rights must be present.

CHAPTER IV.     DIRECTORS AND BOARD OF DIRECTORS

Article 20. Number of Directors

The Company shall have no more than fifteen (15) directors.

Article 21. Method of Election of Directors

1.	Directors shall be elected at a General Meeting of Shareholders of the Company.

2.	A resolution for the election of a Director shall be adopted by a majority of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting, at which meeting the shareholders holding one-third (1/3) or more of the voting rights of all shareholders eligible to exercise the voting rights must be present.

3.	Cumulative voting shall not be used in a resolution for the election of a Director.

Article 22. Representative Directors, etc.

1.	The Board of Directors shall, by its resolution, appoint the Representative Directors who shall represent the Company.

2.	The Board of Directors may determine, by its resolution, one (1) Chairman and one (1) President from among its members, and may grant special titles to one or more Directors as deemed necessary.

Article 23. Term of Office of Directors

The term of office of a Director shall expire at the closing of the Ordinary General Meeting of Shareholders for the last business year ending within one (1) year after his/her election.

Article 24. Convocation of the Board of Directors and Person to Preside over the Board as Chairman

Meetings of the Board of Directors shall be convened and the chairman thereof shall be determined in accordance with the rules established by the Board of Directors.

Article 25. Notice of Convocation of Board of Directors

A notice of the convocation of a meeting of the Board of Directors shall be dispatched at least two (2) days prior to the date of such meeting; provided, however, that such period may be shortened in the case of emergency.

Article 26. Informal Resolution of the Board of Directors

With respect to the matters that are proposed by the Directors to be resolved at a meeting of the Board of Directors, the Company shall deem that such proposed matters are approved by a resolution of the Board of Directors when all the Directors who are eligible to participate in the resolution of such matters have given their consent thereto in writing or through electronic records, unless the Corporate Auditors raise an objection to such proposals.

Article 27. Counselors and Advisors

The Board of Directors may elect Advisor(s) (Komon) or Counselor(s) (Sodan-yaku).

Article 28. Exemption from Liability of Directors

In accordance with the provisions of Article 426, Paragraph 1 of the Corporation Act, the Company may, by a resolution of the Board of Directors, exempt a Director from his/her liability for damages caused by his/her dereliction of duty, within the limits stipulated by laws or regulations.

CHAPTER V.     CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 29. Number of Corporate Auditors

The Company shall have no more than five (5) corporate auditors (Kansayaku).

Article 30. Method of Election of Corporate Auditors

1.	The Corporate Auditors shall be elected at a General Meeting of Shareholders of the Company.

2.	A resolution for the election of Corporate Auditor shall be adopted by a majority of the voting rights of the shareholders who are eligible to exercise the voting rights and who are present at the meeting, at which meeting the shareholders holding one-third (1/3) or more of the voting rights of all shareholders eligible to exercise the voting rights must be present.

Article 31. Full-time Corporate Auditor(s)

The Board of Corporate Auditors shall elect, by its resolution, (a) full-time Corporate Auditor(s).

Article 32. Term of Office of Corporate Auditors

1.	The term of office of Corporate Auditors shall expire at the closing of the Ordinary General Meeting of Shareholders held for the last business year of the Company ending within four (4) years after their election.

2.	The term of office of the Corporate Auditor elected to fill a vacancy of another Corporate Auditor who has resigned prior to the expiry of his/her term of office shall be until the expiry of the remaining term of his/her predecessor.

Article 33. Convocation of the Board of Corporate Auditors and Person to Preside over the Board as Chairman

Meetings of the Board of Corporate Auditors shall be convened and the chairman thereof shall be determined, in accordance with the rules established by the Board of Corporate Auditors.

Article 34. Notice of Convocation of Board of Corporate Auditors

Notice of convocation of meetings of the Board of Corporate Auditors shall be dispatched at least two (2) days prior to the date of such meetings; provided, however, that such period may be shortened in the case of emergency.

Article 35. Exemption from Liability of Corporate Auditors

In accordance with Article 426, Paragraph 1 of the Corporation Act, the Company may, by a resolution of the Board of Directors, exempt a Corporate Auditor from his/her liability for damages caused by his/her dereliction of duty, within the limits stipulated by laws and regulations.

CHAPTER VI.     ACCOUNTING

Article 36. Business Year

The business year of the Company shall be the one (1) year period from April 1 of each year to March 31 of the following year.

Article 37. Record Date of Dividends

The record date of the year-end dividends of the Company shall be March 31 of each year.

Article 38. Interim Dividends

The Company may distribute interim dividends, by a resolution of the Board of Directors, by setting the record date as of September 30 of each year.

Article 39. Dispensation from Payment of Dividends

In the case where dividends are paid by cash, the Company shall not be obliged to pay such dividends if such dividends are not received within three (3) full years after the due date of each payment.